Exhibit 10.66

CONSULTING AGREEMENT AND MUTUAL RELEASES

This Consulting Agreement and Mutual Releases (hereinafter “Agreement”) is freely entered into by InterMune, Inc. (hereinafter the “Company”) and Scott Harkonen (hereinafter “Harkonen”), collectively, the “Parties”, in consideration of the commitments and payments either set forth or expressly referenced in this Agreement.

1.                                       Subject only to both the specific exceptions expressly set forth in this Agreement and the Company’s timely and complete performance of its obligations both to deposit and have timely released to Harkonen the Escrow Amount with the Escrow Agent (as those terms are defined in Paragraph 10(a) herein) (each of which is a condition precedent for Harkonen’s waivers and releases herein), Harkonen, on behalf of himself, and his respective past and/or future spouses (if any), family members, agents, heirs, estate, executors, administrators, insurers, attorneys, successors and assigns (hereinafter collectively with Harkonen, the “Harkonen Releasees”), hereby fully releases, acquits and forever discharges the Company, and all of its past and present parent companies, affiliates, subsidiaries, related companies, predecessors, successors, assigns and transferees, and each of their past and present agents, officers, directors, attorneys, stockholders, partners, and employees (hereinafter collectively, “Company Releasees”), from and against any and all claims, complaints, rights, demands, actions, suits, contracts, torts, promises, agreements, debts, obligations, liability, damages, judgments, rights and demands, and causes of action, whether asserted or unasserted, of any and every kind, nature and character whatsoever, known or unknown, which the Harkonen Releasees have or have had against the Company Releasees including, but not limited to, those arising from or in any way connected with or relating to:

(a)                                  Harkonen’s employment, change in employment status (Harkonen resigned his employment with the Company effective June 30, 2003) (hereinafter the “Employment Resignation Date”), lack of employment, resignation of employment or resignation from the Company’s Board of Directors and alleged injuries;

(b)                                 The Employment Agreement between Harkonen and the Company, effective October 15, 1998 (“Original Agreement”), and each amendment thereto (collectively referred to herein as the “Employment Agreement”), except as to its surviving terms therein (if any) and the severance payments the Company acknowledges have been paid or remain due to Harkonen (the latter as confirmed in the Parties letter agreement on July 14, 2003).

(c)                                  All other acts or omissions of the Company Releasees heretofore occurring on or before the Board Resignation Date (as defined in Paragraph 11 herein); and

(d)                                 Any other Harkonen claims under any and all federal, state or local law, constitution or regulations regarding either employment, employment benefits or employment discrimination or retaliation; statutory theories, including discrimination laws including, but not limited to, Title VII of the Civil Rights Act of 1964, as amended, the California Fair Employment and Housing Act, as amended, the California Constitution, the Age Discrimination in Employment Act (“ADEA”), as amended, the Family and Medical Leave Act, as amended, the California Family Rights Act, as amended, and any other laws or regulations concerning discrimination or retaliation on the basis of race, color, creed, religion, age, sex, marital status, physical or mental disability or handicap, national origin or ancestry.

2.                                       Since Harkonen is 40 years of age or older, he is hereby informed that he has or may have specific rights and/or claims under the ADEA, and he agrees and understands that:

(a)                                  In consideration of the benefits and release of claims provided to Harkonen as set forth in this Agreement, which are, at least in part, in addition to anything of value to which Harkonen is already entitled, he specifically waives any rights and/or claims under ADEA to the extent that such rights and/or claims arose prior to the Board Resignation Date;

(b)                                 Harkonen does not waive any rights or claims under the ADEA that may arise after the Board Resignation Date;

(c)                                  Harkonen has been advised that he has 21 days after receipt of this Agreement within which to consider this Agreement’s terms and he has consulted with counsel of his own choice prior to executing this Agreement;

(d)                                 As also agreed by the Company, Harkonen (alone) has seven days after the execution of this Agreement within which he may revoke this Agreement;

(e)                                  In order to revoke this Agreement, Harkonen must deliver to the General Counsel of the Company, on or before 7 days after the execution of this Agreement, a letter stating that he is revoking this Agreement;

(f)                                    This Agreement shall not become effective or enforceable until the eighth day following the date that the Parties have executed this Agreement provided that Harkonen (alone) does not revoke this Agreement on or before 7 days after the execution of this Agreement as set forth immediately above (the “Effective Date”);

(g)                                 Harkonen has not been subject to any undue or improper influence interfering with the exercise of his free will in deciding whether to execute this Agreement; and

(h)                                 Harkonen has carefully read and fully understands all of the provisions of this Agreement, knowingly and voluntarily agrees to all of the terms set forth in this Agreement, and acknowledges that in entering into this Agreement, is not relying on any representation, promise or inducement made by the Company or its attorneys with the exception of those promises expressly contained in and/or referenced in this Agreement.

3.                                       Each Party represents that he/it has no pending legal or administrative claims against the other Party and that he/it has not filed any actions in any forum against the other Party.

4.                                       The Company agrees that, except as expressly set forth herein, Harkonen’s obligations in the Agreement represent settlement in full of all outstanding obligations owed to the Company Releasees by (and any and all actual and/or potential, known or unknown claims by the Company against) the Harkonen Releasees.  The Company, on its own behalf and (to the fullest extent allowed) on behalf of its affiliates, divisions, subsidiaries, related companies, predecessor and/or successor companies, assigns, transferees, and each of their past and present agents, officers, directors, insurers, attorneys, shareholders, partners, and employees; hereby each (subject only to the specific exceptions expressly set forth herein) fully release, acquit and forever discharge the Harkonen Releasees from and against any and all claims, complaints, rights, demands, actions, suits, contracts, torts, promises, agreements, debts, obligations, liability, damages, judgments, rights and demands, and causes of action, whether asserted or unasserted, of any and every kind, nature and character whatsoever, known or unknown, which the Company Releasees have, have had and/or may have had against the Harkonen Releasees including, but not limited to, those arising from or in any way connected with or relating to any and all acts, facts or omissions of the Harkonen Releasees heretofore occurring on or before the Board Resignation Date. .

5.                                       The Parties understand and agree that the releases in this Agreement are full and final releases covering all known and unknown, suspected or unsuspected injuries, debts, claims or damages as to the released matters only.  The Parties expressly waive any and all rights or benefits that the Parties may now have as to the released matters, under the terms of Section 1542 of the California Civil Code and any similar law of any state or territory in the United States.  Said section provides as follows:

“A GENERAL RELEASE DOES NOT EXTEND TO CLAIMS WHICH THE CREDITOR DOES NOT KNOW OR SUSPECT TO EXIST IN HIS FAVOR AT THE TIME OF EXECUTING THE RELEASE, WHICH IF KNOWN BY HIM MUST HAVE MATERIALLY AFFECTED HIS SETTLEMENT WITH THE DEBTOR.”

The Parties fully understand that, if any fact with respect to any matter covered in the releases is found hereinafter to be other than or different from the facts now believed by the Parties to be true, the Parties expressly accept and assume that the releases shall be and remain effective, notwithstanding such difference in facts unless such alleged fact is falsely represented as such in this Agreement.  Each Party, being aware of said code section, agrees to expressly waive any rights each Party may have thereunder, as well as under any other statute or common law principles of similar effect, as to the subject matter covered by this Agreement only.  Nevertheless, none of the waivers and releases anywhere in this Agreement shall waive, release, apply to and/or limit in any way either:  (1) Harkonen’s legally vested rights (if any) already earned during Harkonen’s employment, officership and board membership with the Company until his roles’ termination (or beyond, but only if so allowed under either a pre-existing Company agreement, benefit plan, policy or pursuant to applicable law): a) under any benefit plan of the Company (e.g., under any medical plan, stock option plan, employee stock purchase plan or 401(k) plan), b) pursuant to any Company insurance policies, c) Harkonen’s rights (to the extent otherwise qualified) to workers’ compensation, unemployment compensation, ERISA right and any and all rights which cannot be legally waivable under applicable federal or state law, and d) Harkonen’s pre-existing contractual severance-related compensation and benefits as confirmed in the Parties’ letter agreement of July 14, 2003; (2) Harkonen’s rights to indemnification, duty to defend and/or to be held harmless (all on an on-going payment basis) by the Company (with respect to all of his prior, existing and continuing capacities with, and efforts for, the Company) pursuant to all agreements or contracts in any written form (including, but not limited to, the acknowledged Indemnity Agreement  between the Parties (the form of which was attached to Company SEC filings), applicable Company insurance policies, statutes, corporate bylaws and/or articles of incorporation or common law obligations including, but not limited to, with respect to the following matters:  Lombardi v. InterMune, Inc., et al. (U.S.D.C. for the Northern District of California, Case No. C-03-3068-MJJ); Johnson v. Harkonen, et al. (U.S.D.C. for the Northern District of California, Case No. C-03-2954-MEJ); SEC Confidential Informal Investigation (Case No. MSF-2713); Adler v. Harkonen, et al. (San Mateo County (Cal.) Superior Court Case No. CIV 433125); Mahoney v. InterMune, Inc. et al. (U.S.D.C. for the Northern District of California, Case No. C-03-3273 SI); and any such other existing or future actions whether related to any of the above (collectively, the “Securities Litigation”) or otherwise involving Harkonen’s past, present or future employment, board or consulting relationships with the Company; the Company specifically confirms that, among other things, Harkonen is entitled to, and will receive from the Company to the maximum extent legally allowed by law, full indemnification, duty to defend and to be held harmless by it (including, without limitation, providing full payment for all reasonable fees and costs incurred by separate legal counsel of Harkonen’s own choosing; provided that such legal counsel has been approved in advance (the Wilson, Sonsini firm already has been approved) and in writing by the Company’s applicable insurance carrier) in connection with the Securities Litigation (all together the “Indemnity Contract”); (3) the Parties’ rights to enforce this Agreement; and (4) each Party’s rights to claims for either the other Party’s (and associated Releasees’) acts or omissions that occur after the Board Resignation Date or any unreleased claims.

6.                                       Harkonen agrees that he will only direct any inquiries to the Company from any third parties to any Company employee who, at the time of such inquiry, is employed at the Company as a Senior Vice President or above.  If any such Company employee receives such an inquiry from a third party, except as otherwise authorized by Harkonen in writing or as required by law, the employee shall inform the inquiring party that the Company’s policy permits him or her to disclose only the following information:  (a) the facts and dates of Harkonen’s employment, director and consulting relationship (i.e., CEO, Chairman of the Board, Company founder and consultant); (b) Harkonen’s base salary as of the Employment Resignation Date; (c) that Harkonen’s resignation from the Company resulted from the Company’s decision to change direction in its leadership; and (d) Harkonen did an excellent job at establishing the Company’s presence in its industry.

7.                                       Harkonen agrees not to knowingly initiate application or reapplication for employment at any time with the Company, or any other subsidiary or related company.  In the event Harkonen unknowingly initiates application or reapplication for a position with such company, such company is under no obligation to hire Harkonen.

8.                                       Except as expressly set forth herein, it is agreed that each Party is to bear its or his own attorneys’ fees and costs.

9.                                       On the Board Resignation Date, the Company shall issue a mutually- agreed upon (as to the changes in Harkonen’s relationship with the Company only) press release.

10.                                 In further consideration of Harkonen’s waiver and releases herein, the Company also agrees to provide and/or do the following:

(a)                                  Upfront Payment.  The Company agrees that it will immediately deposit (on the day of the Board Resignation Date) with U.S. Bank National Association (“Escrow Agent”) a total of $282,500.00 (“Escrow Amount”) on behalf of the Company.  On the first business day following the Effective Date, the Escrow Agent shall distribute to Harkonen the Escrow Amount.  If, for any reason, Harkonen revokes this Agreement as permitted under Paragraph 2(d) herein, the Escrow Agent shall immediately distribute the Escrow Amount to the Company.  The Company and Harkonen agree to execute any reasonable agreements with the Escrow Agent (such as that agreement signed by the Parties earlier today) necessary to appoint the Escrow Agent and to permit the Escrow Agent to hold and disburse the Escrow Amount to Harkonen or the Company as set forth herein.  The payment will not be subject to any withholdings or other set-offs of any kind and the Company shall be fully responsible for all fees and costs owed to the Escrow Agent.  The Company agrees to timely and accurately report to Harkonen and the government the payments on Forms 1099 MISC.  The payment represents part of the consideration for Harkonen’s release of all claims not subject to withholding.

(b)                                 Consulting.  From the Employment Resignation Date through and until June 30, 2004 (the “Consulting Period”), Harkonen has been and will continue to be reasonably available to assist reasonably and directly the Company’s Chief Executive Officer during regular business hours at mutually agreeable pre-scheduled times following advanced written request (including e-mail) for up to 10 total hours per full month.  Upon the Company’s request and by mutual agreement, Harkonen may (but is not obligated to) work beyond the 10 hours per full month, at the rate of $500.00 per hour for each additional hour worked.  During the Consulting Period, Harkonen has been and will continue to be retained by the Company as an independent contractor and not as an employee of the Company or in any other capacity.  The Company represents that its comprehensive general liability insurance policy e applies to Harkonen’s consulting assistance and that he shall not be responsible to pay any deductible or retention amount under such insurance policy.  Throughout the Consulting Period and thereafter, Harkonen will remain free to pursue and engage in any and all legally permissible activities including, without limitation, other consulting opportunities and employment, provided that Harkonen does not render any services as an employee, consultant or otherwise to any individual or entity that breaches any of the other obligations (to the extent applicable to him)  otherwise set forth in the proprietary information agreement described in Paragraph 13 herein.

(c)                                  Further Non-Equity Compensation.  Whether or not Harkonen is fully or only partially utilized, or not utilized further at all by the Company as a consultant, the Company will further pay Harkonen a total of $405,000.00 in nine equal payments of $45,000.00, the first payment of which shall be paid on the Effective Date and the remaining eight payments of which shall be paid on the 15th of each month beginning in the month immediately following the month in which the Effective Date occurs.  These payments will not be subject to any withholdings or other set-offs of any kind.  The Company agrees to timely and accurately report to Harkonen and the government the payments on Forms 1099 MISC.

(d)                                 Equity Compensation.

(i)                                     Restricted Stock.  The Company represents that that as of the Effective Date, (A) Harkonen has vested in full as to six hundred ninety thousand (690,000) shares of Common Stock of the Company purchased pursuant to the Common Stock Purchase Agreement between the Parties dated as of April 27, 1999 (as amended February 23, 2000)(the “Restricted Shares”), (B) all restrictions and conditions related to the Restricted Shares imposed by the Company pursuant to the Common Stock Purchase Agreement (including, without limitation, rights of first refusal and rights of repurchase) have terminated and any legends which may have been previously endorsed on the certificate or certificates evidencing the Restricted Shares have been removed, and (C) to the extent it has not already done so, the Escrow Agent named by the Parties in the Joint Escrow Instructions of April 27, 1999 shall be instructed to deliver any such certificate or certificates evidencing the Restricted Shares to Harkonen or (at his direction) his authorized representative.

(ii)                                  Stock Options.

(A)                              The Company represents  that as of the Effective Date, Harkonen holds a total of six option grants to purchase an aggregate of four hundred twenty thousand (420,000) shares of Common Stock of the Company (the “Option Shares”) pursuant to the InterMune, Inc. 2000 Equity Incentive Plan, as amended (the “Plan”).  The Company further represents that, as of September 12, 2003, Harkonen has vested in the right to purchase 154,999 Option Shares, as fully set out on Exhibit A hereto.

(B)                                For purposes of the Plan, Harkonen shall be deemed to continue to be rendering “Continuous Service” to the Company while he holds himself available in accordance with the terms of this Agreement during the Consulting Period and will consequently continue to vest during that period.  The Parties agree that Harkonen shall continue to vest in his Option Shares otherwise pursuant to the terms set out in his individual option grants.  To the extent that Harkonen wishes to exercise “incentive stock options” under Internal Revenue Code (“Code”) Section 422 (“ISOs”) and receive ISO tax treatment, the Company acknowledges that he may do so for three (3) months from the Employment Resignation Date.  Thereafter, ISOs will be treated as nonstatutory stock options, as required by the Code.

(C)                                Except as to anything to the contrary contained herein, the other terms and conditions of the Plan and the option agreements governing the stock options granted to Harkonen shall continue to apply in full force and effect at all times in the future, including with respect to the post-termination exercise periods set out therein.

(e)                                  Company Publications.  At all applicable times, the Company will continue to list Harkonen as the Company’s founder and original CEO and Board Chairman in a positive light on all Company website(s) and outside and internal publications and presentations to the extent and at such times as the Company elects to identify the Company’s original management and/or its founding and early year operations history.

(f)                                    COBRA Payment.  If Harkonen elects to continue medical, dental and vision insurance coverage for him and his eligible dependants pursuant to COBRA after his Employment Resignation Date, the Company shall pay and/or reimburse for such COBRA payments from the Employment Resignation Date through and until the earlier of:  (i) June 30, 2004 or (ii) the date that Harkonen becomes employed with any third party that provides such insurance coverage. Harkonen agrees that within two days of the date that he becomes employed with any third party that provides such insurance coverage, he shall send a written notice to the Company’s General Counsel of such employment.  If Harkonen is not employed with any third party at the end of the Consulting Period, he may continue COBRA insurance coverage for him and his eligible dependants to the extent eligible under COBRA at his own expense.

(g)                                 Equipment.  After the Company has promptly (within five days of Harkonen’s return of such) downloaded and deleted all Company files and (if any) its proprietary software (other than that which the Company deems necessary for Harkonen’s consulting work) on the laptop computer , fax machine, printer, Palm Pilot, and the Blackberry previously provided for Harkonen’s use, the Company will return them to Harkonen in full working condition for his personal use and free and clear ownership along with the related items previously made available to his therewith (e.g., non-Company proprietary software and operating system, power cords, manuals).

(h)                                 Expense Reimbursement.  The Company will reimburse Harkonen for all reasonable and necessary Company-related business expenses incurred through and until the Board Resignation Date, provided that Harkonen delivers to the Company any documentation necessary to substantiate such expenses.  The Company will also, within 15 days after its receipt of written documentation of Harkonen’s prior payments, reimburse Harkonen for his financial planning and/or legal services (the latter above and beyond the Company’s legal cost obligations as outlined in Paragraphs 5 and 10(b) above) incurred by Harkonen through and until July 31, 2004, up to a combined maximum total of $50,000.00.

11.                                 On September 25, 2003, which is the date that the Parties executed and exchanged this Agreement  (the “Board Resignation Date”), Harkonen agrees to voluntarily resign as a member of the Board of Directors of the Company, InterMune Europe, Ltd. and InterMune Canada, Inc. by executing and delivering to the Company’s Secretary (by facsimile sufficient) three resignation letters regarding his resignation from the respective three entities and that his resignation from the three entities shall be in full force and effect on the Board Resignation Date.

12.                                 Subject to Paragraph 10(g) above, Harkonen hereby represents and warrants that he will make every good faith effort to return to the Company within ten business days of the Board Resignation Date all Company property including, but not limited to, personal computers, laptops, fax machines, scanners, copiers, diskettes/CDs, software programs and data compiled with the use of those programs, software passwords or codes, cellular phones, credit cards, telephone charge cards, manuals, building keys and passes, sales brochures, marketing materials, business or marketing plans, reports, projections, and any and all other Company property previously or currently held or used by Harkonen that is or was related to Harkonen’s employment with the Company (the “Company Property”), except to the extent Harkonen is legally allowed to have and retain such (e.g., compensation and benefits materials and other materials to which he has and/or has had access rights).  Harkonen agrees that if he discovers any other Company Property in his possession in the future, he will promptly return such materials to the Company and such voluntary return shall not be considered a breach of this Agreement.

13.                                 Harkonen further agrees and understands that he shall remain bound (to the extent applicable) by the Proprietary Information and Inventions Agreement he executed on April 21, 1999.

14.                                 This Agreement is binding on and for the benefit of Harkonen, the Company, the Company Releasees and the Harkonen Releasees, whenever (and to the fullest extent) the context requires.  The Parties agree that the consideration and obligations herein provided by the Parties are for the benefit of and fully releases all the Company Releasees and the Harkonen Releasees as to the subject matter covered by the releases.  If any term or condition of this Agreement is determined to be overbroad or invalid, the remainder of the provisions shall remain in full force and effect.

15.                                 The execution and delivery of this Agreement or any payments or the performance of any acts in connection therewith shall not be deemed by either the Company Releasees or the Harkonen Releasees that any Party at any time performed or failed to perform any act, which performance or failure to perform was or is in violation of any of the Parties’ rights and/or which performance or failure to perform gives rise to any valid claim for damages or any other relief whatsoever.  It is the sole purpose of this Agreement to avoid the expense and vexation of further litigation in compromising the disputed claims.

16.                                 This Agreement, in combination with all other expressly referenced agreements therein, to the extent modified herein or not and which are expressly referenced herein, constitutes the entire agreement and understanding between the Parties, and supersedes and replaces any contrary other prior agreements or understandings, whether oral or written, between and among them with respect to the subject matters of this Agreement.   The provisions of this Agreement may not be waived, altered, amended, or repealed in whole or in part except upon the prior written consent of Harkonen and a majority of the Company’s Board of Directors.

17.                                 The Parties understand and agree that the only payments and benefits Harkonen is entitled to receive from the Company are expressly set forth or referenced in this Agreement and that, except for such payments and benefits, Harkonen shall have no rights to any other such payments and benefits.

18.                                 This Agreement shall be construed and enforced in accordance with the laws of the State of California.

19.                                 The Parties declare that prior to execution of this Release, the Parties have consulted with counsel of the Parties’ respective choices.  The Parties further apprised themselves of sufficient relevant information, through sources of the Parties’ own selection, in order that the Parties might intelligently exercise the Parties’ own judgment in deciding whether to execute the Agreement and in deciding on the contents hereof.  The Parties further declare this decision is not predicated or influenced by any declarations or representations of the other Parties other than may be expressly set forth or referenced in this Agreement.

20.                                 If any suit is brought relating to this Agreement or any alleged breach of it (with the exception of a claim brought by Harkonen challenging the validity of this Release under ADEA as amended by OWBPA), the prevailing Party in such suit shall be entitled to all remedies and reimbursement for costs, expenses and attorneys’ fees incurred by it.

21.                                 The Parties each represent and warrant that the undersigned have the authority and capacity to act on behalf of (and to bind) themselves and all who may claim through them to the terms and conditions of this Agreement.  Each Party warrants and represents that there are no liens or claims of lien or assignments in law or equity or otherwise of or against any of the claims or causes of action released herein.

22.                                 Each Party agrees to refrain from defamation, libel or slander of the other Party or tortious interference with the contracts and relationships of the other Party.

23.                                 This Agreement may be executed in counterparts and by facsimile, and each counterpart and facsimile shall have the same force and effect as an original and shall constitute an effective, binding agreement on the part of each of the undersigned, upon receipt of the original or faxed copy of the counterpart signed by the other Parties and/or the other Party’s legal counsel.

24.                                 The Parties expressly state that each has read this Agreement, with the assistance of the Parties’ respective counsel of choice, and each understands all of its terms, and that the preceding paragraphs (and any other agreements expressly referenced, whether or not modified, herein) recite the sole consideration and understandings between the Parties regarding the subject matter of this Agreement.  Harkonen states that he has been given up to twenty-one (21) days to consider the contents of this Agreement, if he wishes, that he has been advised to consult legal counsel, and that he has been advised that he may revoke this Agreement within seven (7) days of signing it.  The contents of this Agreement have been explained to the Parties by the Parties’ respective counsel of choice.  The Parties agree that each is executing this Agreement voluntarily as of the dates set forth below with full knowledge of its significance.

Accepted by:

Dated: September 25, 2003	/s/ W. Scott Harkonen
Scott Harkonen, an Individual

Accepted by:

Dated: September 25, 2003	InterMune, Inc.

	By	/s/ Sharon Surrey-Barbari
Sharon Surrey-Barbari
Senior Vice President, Finance and Administration and Chief Financial Officer

EXHIBIT A

HARKONEN OPTIONS

Original Classification	Option Price	Original Option Shares Granted	As of 9/12/03 Option shares		As of 6/03/04 Option shares
			Vested	Unvested	Vested	Unvested
Non-qual	$25.00	105,500	73,000	32,500	102,500	17,500
ISO	$25.00	14,500	7,000	7,500	—	—
Non-qual	$43.60	3,121	74,962	101,917	108,749	71,251
ISO	$43.60	176,879	37	3,084	—	—
Non-qual	$18.70	117,161	0	117,161	42,499	77,501
ISO	$18.70	2,839	0	2,839	—	—
Total shares		420,000	154,999	265,001	253,748	166,252

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